Exhibit 10.3

THIRD AMENDED AND RESTATED

ADMINISTRATIVE SERVICES AGREEMENT

BETWEEN

Pacific Coast Energy Company LP

AND

BREITBURN MANAGEMENT COMPANY, LLC

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TABLE OF CONTENTS
(continued)

ii

THIRD AMENDED AND RESTATED
ADMINISTRATIVE SERVICES AGREEMENT

THIS THIRD AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT is entered into on May 8, 2012, but effective as of April 1, 2012 (the “Effective Date”), by and between Pacific Coast Energy Company LP, a Delaware limited partnership (“PCEC”), and BreitBurn Management Company, LLC, a Delaware limited liability company (“BreitBurn Management,” and collectively with PCEC, the “Parties” and each, a “Party”).

RECITALS

A.           PCEC is the owner, directly or indirectly, of interests in the Business (as hereinafter defined);

B.           The PCEC Group (as hereinafter defined) requires certain services to operate the Business and to fulfill other general and administrative functions relating to the Business;

C.           The PCEC Group desires that BreitBurn Management provide such services, and BreitBurn Management is willing to undertake such engagement, subject to the terms and conditions of this Agreement; and

D.           The parties also wish to provide the PCEC Group with the right to request of BreitBurn Management certain transitional services.

NOW, THEREFORE, PCEC and BreitBurn Management agree as follows:

Article I

DEFINITIONS

Section 1.1           Definitions.

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. As used in this Agreement, members of the PCEC Group shall not be Affiliates of BBEP or BreitBurn Management, and BBEP and BreitBurn Management shall not be Affiliates or members of the PCEC Group.

“Agreement” means this Third Amended and Restated Administrative Services Agreement, as it may be amended, supplemented or restated from time to time.

“BBEP” means BreitBurn Energy Partners L.P., a Delaware limited partnership.

“BBEP Change in Control” means a change in ownership or control of BBEP effected through any of the following:

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(a)          the sale, transfer or other disposition of all or substantially all of the assets of BBEP or its Subsidiaries;

(b)          the acquisition, directly or indirectly, by any person or related group of persons of beneficial ownership of more than forty percent (40%) of the outstanding equity securities or limited partnership interests of BBEP immediately after the consummation of such transaction or a series of related transactions, whether such transaction involves a direct issuance from BBEP or the acquisition of securities from one or more existing partners or owners (other than an acquisition by Quicksilver Resources Inc. and its Affiliates, unless it is an acquisition of (1) all or substantially all of the outstanding securities or interests of BBEP or (2) of a majority of the outstanding securities or interests of BBEP and Quicksilver has more than two representatives on the Board of Directors of BBEP or BreitBurn Management); or

(c)          both Halbert Washburn and Randall Breitenbach are no longer employed as CEO and President of BBEP, respectively;

provided, however, that in no event will a change in control be deemed to occur solely due to (i) the reorganization or conversion of an entity to another form of entity if the holders of the equity securities or ownership interests, directly or indirectly, remain substantially the same after the reorganization or conversion, or (ii) action taken by BBEP, including, but not limited to repurchases of equity securities or limited partnership interests.

“Bankrupt” with respect to any Person means such Person shall generally be unable to pay its debts as such debts become due, or shall so admit in writing or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Person seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), shall remain undismissed or unstayed for a period of 30 days; or such Person shall take any action to authorize any of the actions set forth above.

“BBEP Group” means BreitBurn Management and BBEP and all of their respective Affiliates and Subsidiaries.

“BBEP Group Party” means the BBEP Group and their respective directors, officers, employees, agents and permitted assigns.

“BreitBurn Management Change in Control” means a change in ownership, management or control of BreitBurn Management effected through any of the following:

(a)          the sale, transfer or other disposition of all or substantially all of the assets of BreitBurn Management, except to an Affiliate of BreitBurn Management or an entity majority owned by the senior management team (ie CEO, President, CFO, COO and/or General Counsel) of BreitBurn Management; or

(b)          the acquisition, directly or indirectly by any person or related group of persons of beneficial ownership of more than fifty percent (50%) of BreitBurn Management’s outstanding securities or membership interests immediately after the consummation of such transaction or a series of related transactions, whether such transaction involves a direct issuance from BreitBurn Management or the acquisition of securities from one or more existing owners; or

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(c)          both Halbert Washburn and Randall Breitenbach are no longer employed as CEO and President, respectively, by BreitBurn Management,

provided, however, that in no event will a change in control be deemed to occur solely due to the reorganization or conversion of an entity to another form of entity if the holders of the securities or ownership interests remain substantially the same after the reorganization or conversion.

“Business” means the acquisition, operation and disposition of oil and gas producing properties, and related ancillary real estate development, by the PCEC Group.

“Confidential Information” means non-public information about the disclosing Party’s or any of its Affiliates’ business or activities that is proprietary and confidential, which shall include, without limitation, all business, financial, technical and other information, including software (source and object code) and programming code, of a Party or its Affiliates marked or designated “confidential” or “proprietary” or by its nature or the circumstances surrounding its disclosure it should reasonably be regarded as confidential. Confidential Information includes not only written or other tangible information, but also information transferred orally, visually, electronically or by any other means. Confidential Information does not include information that (i) is in or enters the public domain without breach of this Agreement, or (ii) the receiving Party lawfully receives from a third party without restriction on disclosure and to the receiving Party’s knowledge without breach of a nondisclosure obligation.

“Damages” means all judgments, amounts paid in settlement, liabilities, claims (whether based on contract, tort, strict liability, other law or otherwise), damages, fines, penalties, deficiencies, losses and expenses (including interest, court costs and reasonable fees of attorneys, accountants and other experts).

“Direct Costs” means all costs and expenses of every type, including but not limited to, labor, materials, and equipment, incurred directly in the operation of any property owned by PCEC. In the case of properties jointly owned by PCEC and BBEP, then Direct Costs are costs attributable to the proportionate ownership interest owned by PCEC.

“Dissolution Agreement” means the Dissolution Agreement dated as of May 8, 2012, among PCEC, BBEP, BMC and the other parties thereto.

“Effective Date” is defined in the introductory paragraph.

“Environmental Law” means current local, county, state, federal, and/or foreign law (including common law), statute, code, ordinance, rule, order, judgment, decree, regulation or other legal obligation relating to the protection of health, safety or the environment or natural resources, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. section 9601 et seq.), as amended, the Resource Conservation and Recovery Act (42 U.S.C. section 6901 et seq.), as amended, the Federal Water Pollution Control Act (33 U.S.C. section 1251 et seq.), as amended, the Clean Air Act (42 U.S.C. section 7401 et seq.), as amended, the Toxic Substances Control Act (15 U.S.C. section 2601 et seq.), as amended, the Occupational Safety and Health Act (29 U.S.C. section 651 et seq.), as amended, the Safe Drinking Water Act (42 U.S.C. section 300(f) et seq.), as amended, analogous state, tribal or local laws, and any similar, implementing or successor law, and any amendment, rule, regulation, or directive issued thereunder, including any determination by, or interpretation of any of the foregoing by any Governmental Authority that has the force of law.

“Fixed Fee” means (i) for the period beginning on the Effective Date and ending on August 31, 2014, a monthly fee of Seven Hundred Thousand Dollars ($700,000) and (ii) for periods from and after September 1, 2014, an amount to be determined in accordance with Section 4.1(b) and based on the parameters set forth in Schedule II

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“Force Majeure” means any cause beyond the reasonable control of a Party, including the following causes (unless they are within such Party’s reasonable control): acts of God, strikes, lockouts, acts of the public enemy, wars or warlike action (whether actual or impending), arrests and other restraints of government (civil or military), blockades, embargoes, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, sabotage, tornadoes, named tropical storms and hurricanes, and floods, civil disturbances, terrorism, lack of Governmental Approvals, mechanical breakdown of machinery or equipment, explosions, confiscation or seizure by any government or other public authority, any order of any court of competent jurisdiction, regulatory agency or governmental body having jurisdiction.

“Governmental Approval” means any material consent, authorization, certificate, permit, right-of-way grant or approval of any Governmental Authority that is necessary for the construction, ownership and operation of the assets used in the Business in accordance with applicable Laws.

“Governmental Authority” means any court or tribunal in any jurisdiction or any federal, state, tribal, municipal or local government or other governmental body, agency, authority, department, commission, board, bureau, instrumentality, arbitrator or arbitral body or any quasi- governmental or private body lawfully exercising any regulatory or taxing authority.

“Laws” means any applicable statute, Environmental Law, common law, rule, regulation, judgment, order, ordinance, writ, injunction or decree issued or promulgated by any Governmental Authority.

“LTIP Costs” means all costs associated with PCEC sponsored long term incentive plans set forth on Schedule II or subsequently implemented by PCEC.

“Parties” is defined in the introductory paragraph.

“Payment Amount” means the Fixed Fee, LTIP Costs, Direct Costs and the Third Party Costs.

“PCEC” means Pacific Coast Energy Company L.P., a Delaware limited partnership as defined in the introductory paragraph.

“PCEC Change in Control” means a change in ownership or control of any of PCEC, Pacific Coast Energy Holdings LLC or PCEC (GP) effected through any of the following:

(a)          the sale, transfer or other disposition of all or substantially all of the assets of any of PCEC, Pacific Coast Energy Holdings LLC or PCEC (GP) LLC to any Person or related group of Persons other than Affiliates of members of the PCEC Group; or

(b)          the acquisition, directly or indirectly, by any Person or related group of Persons, other than Affiliates of the PCEC Group, of beneficial ownership of more than forty percent (40%) of the outstanding equity securities or partnership interests of PCEC immediately after the consummation of such transaction or a series of related transactions, whether such transaction involves a direct issuance from PCEC or the acquisition of securities from one or more existing partners or owners; or

(c)          an initial public offering of any member of the PCEC Group, except for ROYT,

provided, however, that in no event will a change in control be deemed to occur (A) solely due to the reorganization or conversion of an entity to another form of entity if the holders of the equity securities or ownership interests, directly or indirectly, remain substantially the same after the reorganization or conversion or (B) as a result or in connection with an initial public offering of ROYT or any secondary sales by the unitholders of ROYT.

“PCEC Group” means PCEC, Pacific Coast Energy Holdings LLC, PCEC (GP) LLC, PCEC (LP) LLC and all of their respective Affiliates and Subsidiaries.

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“PCEC Group Party” means the PCEC Group and their respective directors, officers, employees, agents and permitted assigns.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Prime Rate” means an interest rate (which shall in no event be higher than the rate permitted by applicable Law) equal to the prime interest rate of PCEC’s principal lender.

“ROYT” means Pacific Coast Oil Trust, a Delaware statutory trust.

“Services” means such services, consistent with past service levels, which PCEC determines may be reasonable and necessary to operate the Business, including, without limitation, those general and administrative services necessary or useful for the conduct of the business of the PCEC Group, including, but not limited to, operations, geoscience, accounting, corporate development, finance, land, legal and engineering and those services described on Schedule I hereto.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, a limited partner or member of such partnership or limited liability company, but only if more than 50% of the partnership or membership interests of such entity (considering all of the partnership or membership interests of the entity as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, (c) a partnership (whether general or limited) or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner or manager of such partnership or limited liability company, or (d) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Third Party Costs” means costs incurred by BreitBurn Management on behalf of PCEC with entities or persons other than a PCEC Group Party or a BBEP Group Party relating specifically to the Business or the assets of PCEC and which can be separately billed and segregated from costs incurred with respect to the assets of BBEP, including but not limited to, outside accounting, reserve engineering and legal costs as well as the third-party costs shown on Schedule II hereto.

Other terms defined herein have the meanings so given them.

Section 1.2           Construction.

Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (d) the terms “include”, “includes”, “including” and words of like import shall be deemed to be followed by the words “without limitation”; (e) the terms “hereof,” “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; and (f) references to money refer to legal currency of the United States of America. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

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Article II

RETENTION OF BREITBURN MANAGEMENT; SCOPE OF SERVICES

Section 2.1           Retention of BreitBurn Management.

PCEC hereby engages BreitBurn Management to perform the Services, and to provide all personnel and any facilities, goods and equipment necessary to perform the Services. BreitBurn Management hereby accepts such engagement and agrees to perform the Services requested by PCEC and to provide facilities, goods, equipment, and all employees and other personnel as may be reasonable and necessary to perform the Services. PCEC recognizes that BreitBurn Management is concurrently providing Services to BBEP. All decisions relating to the assignment of personnel or the methodology or systems to be utilized in providing the Services shall be in the reasonable discretion of BreitBurn Management after consultation with PCEC.

Section 2.2           Performance of Services.

BreitBurn Management hereby covenants and agrees that the Services will be performed in accordance with (i) applicable material Governmental Approvals and Laws and (ii) good and customary industry standards.

Section 2.3           Performance of Services by Affiliates and Third Parties.

The Parties hereby agree that in discharging its obligations hereunder, BreitBurn Management may engage any of its Affiliates or any qualified third party to perform the Services (or any part of the Services) on its behalf and that the performance of the Services (or any part of the Services) by any such Affiliate or third party shall be treated as if BreitBurn Management performed such Services itself. Notwithstanding the foregoing, but subject to Article IX, nothing contained herein shall relieve BreitBurn Management of its obligations hereunder.

Section 2.4           Intellectual Property.

(a)          Any (i) inventions, whether patentable or not, developed or invented, or (ii) copyrightable material (and the intangible rights of copyright therein) developed, by BreitBurn Management, its Affiliates or its or their employees in connection with the performance of the Services shall: (a) in the case such intellectual property relates solely to the Services or property owned exclusively by PCEC, be the property of PCEC and (b) in all other cases be the property of BreitBurn Management; provided, however, that the PCEC Group shall be granted an irrevocable, royalty-free, non-exclusive right and license to use such inventions or material. BreitBurn Management covenants not to, at any time, make any claim to or attempt to prohibit the PCEC Group from using any process, technical knowledge, invention, technology or equipment used in respect of the Business and the assets of the PCEC Group, and acknowledges that all property-specific (including general reservoir characterization studies) technical knowledge and processes used in connection with the Business and the assets of PCEC shall be the property of PCEC. For certainty this covenant in the foregoing sentence shall survive the termination of this Agreement.

(b)          PCEC hereby grants to BreitBurn Management and its Affiliates an irrevocable, royalty-free, non-exclusive and non-transferable right and license to use, during the term of this Agreement, any intellectual property provided by the PCEC Group to BreitBurn Management or its Affiliates, but only to the extent such use is necessary for the performance of the Services. BreitBurn Management agrees that it and its Affiliates will utilize such intellectual property solely in connection with the performance of the Services.

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Section 2.5           Appointment of Independent Accounting Firm and Independent Petroleum Engineer.

Notwithstanding anything to the contrary in this Agreement, the Parties hereby recognize and agree that PCEC shall have the exclusive authority to appoint an independent accounting firm to audit the financial statements of PCEC and to appoint an independent petroleum engineer to provide reports to PCEC relating to estimates of reserves for applicable securities Laws and other reporting purposes. It is understood by the Parties that ROYT shall be responsible for engaging independent counsel and other advisors to advise ROYT as to compliance with applicable securities Laws and other reporting requirements.

Article III

BOOKS, RECORDS AND REPORTING

Section 3.1           Books and Records.

BreitBurn Management shall maintain accurate books and records regarding the performance of the Services and its calculation of the Payment Amount, and shall maintain such books and records for the period required by applicable accounting practices or Law.

Section 3.2           Audits.

PCEC shall have the right, upon reasonable notice, and at all reasonable times during usual business hours, to audit, examine and make copies of the books and records referred to in Section 3.1

. Such right may be exercised through any agent or employee of the PCEC Group designated in writing by it or by an independent public accountant, engineer, attorney or other agent so designated. PCEC shall bear all costs and expenses incurred in any inspection, examination or audit. BreitBurn Management shall review and respond in a timely manner to any claims or inquiries made by PCEC regarding matters revealed by any such inspection, examination or audit.

Section 3.3           Reports.

BreitBurn Management shall prepare and deliver to PCEC any reports provided for in this Agreement and such other reports as PCEC may reasonably request from time to time regarding the performance of the Services.

Article IV

PAYMENT AMOUNT

Section 4.1           Payment Amount.

(a)          PCEC shall pay BreitBurn Management the Fixed Fee monthly. PCEC shall also reimburse BreitBurn Management monthly for: (a) Third Party Costs, (b) all LTIP Costs, and (c) all Direct Costs. For certainty there shall be no duplication in the categories of fees and costs set forth in the foregoing.

(b)          For the period beginning September 1, 2014, PCEC and the Board of Directors of BreitBurn GP, LLC shall meet and determine the Fixed Fee to be paid by PCEC to BreitBurn Management for the Services to be supplied during the ensuing two calendar year period pursuant to the provisions of this Section 4.1(b)

. On or about January 1, 2014, and biennially thereafter during the Term of this Agreement, the Board of Directors of BreitBurn GP, LLC and PCEC shall meet to determine the Fixed Fee to be utilized during the ensuing two calendar year period. The Parties acknowledge and agree that prior approval of the Conflicts Committee of the Board of Directors of BreitBurn GP, LLC may be required in connection with the agreement by BreitBurn Management to the amount of the Fixed Fee to be determined pursuant to this Section 4.1(b)

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(c)          Notwithstanding anything to the contrary in this Section, with respect to the Pre-Existing Equity Plans Obligations as defined pursuant to Section 5.7 of that certain Purchase Agreement by and among Pro LP Corp., Pro GP and BreitBurn Energy Partners L.P. dated June 16, 2008 for the purchase and sale of all the limited liability interests of BreitBurn Management Company (the “Purchase Agreement”), the PCEC Group shall reimburse BreitBurn Management for the cost of the portion of the Pre-Existing Plans Obligations allocated to the PCEC Group pursuant to Section 5.7 of the Purchase Agreement, and BBEP shall reimburse BreitBurn Management for the cost of the portion of the Pre-Existing Plans Obligations allocated to BBEP pursuant to Section 5.7 of the Purchase Agreement. Neither PCEC nor BBEP nor any of their respective affiliates shall be responsible for the cost of the Pre-Existing Equity Plans Obligations except as provided in the preceding sentence. BreitBurn Management agrees not to cause PCEC Group to incur or be responsible for any additional LTIP Costs not otherwise set forth on or contemplated by Schedule II. Notwithstanding anything to the contrary herein, the provisions of this Section 4.1(c) shall survive any termination of this Agreement.

Section 4.2           Payment of Payment Amount.

BreitBurn Management shall invoice PCEC on or before the 25th day of each month for the estimated Payment Amount for the next succeeding month, plus or minus any adjustment necessary to correct prior estimated billings to actual billings. Subject to Section 4.3, all invoices shall be due and payable, in immediately available funds, on the last day of the month to which the invoice relates. Upon the request of PCEC, BreitBurn Management shall furnish a reasonable detail of the Services provided and charges assessed during any month.

Section 4.3           Disputed Charges.

PCEC MAY, WITHIN 120 DAYS AFTER RECEIPT OF A CHARGE FROM BREITBURN MANAGEMENT, TAKE WRITTEN EXCEPTION TO SUCH CHARGE, ON THE GROUND THAT THE SAME WAS NOT A REASONABLE COST INCURRED BY BREITBURN MANAGEMENT OR ITS AFFILIATES IN CONNECTION WITH THE SERVICES. PCEC SHALL NEVERTHELESS PAY BREITBURN MANAGEMENT IN FULL WHEN DUE THE FULL PAYMENT AMOUNT OWED TO BREITBURN MANAGEMENT. Such PAYMENT SHALL NOT BE DEEMED A WAIVER OF THE RIGHT OF PCEC TO RECOUP ANY CONTESTED PORTION OF ANY AMOUNT SO PAID. HOWEVER, IF THE AMOUNT AS TO WHICH SUCH WRITTEN EXCEPTION IS TAKEN, OR ANY PART THEREOF, IS ULTIMATELY DETERMINED NOT TO BE AN APPROPRIATE COST INCURRED BY BREITBURN MANAGEMENT OR ITS AFFILIATES UNDER THIS AGREEMENT IN CONNECTION WITH ITS PROVIDING THE SERVICES HEREUNDER, SUCH AMOUNT OR PORTION THEREOF (AS THE CASE MAY BE) SHALL BE REFUNDED BY BREITBURN MANAGEMENT TO PCEC TOGETHER WITH INTEREST THEREON AT THE PRIME RATE DURING THE PERIOD FROM THE DATE OF PAYMENT BY PCEC TO THE DATE OF REFUND BY BREITBURN MANAGEMENT.

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Section 4.4           Set Off.

In the event that BreitBurn Management owes PCEC a sum certain in an uncontested amount under any other agreement, then any such amounts may be aggregated and PCEC and BreitBurn Management may discharge their obligations by netting those amounts against any amounts owed by PCEC to BreitBurn Management under this Agreement. If PCEC or BreitBurn Management owes the other party a greater aggregate amount, that Party may pay to the other Party the difference between the amounts owed.

Section 4.5           BreitBurn Management’s Employees.

PCEC shall not be obligated to pay to BreitBurn Management’s or its Affiliates’ employees directly any compensation, salaries, wages, bonuses, benefits, social security taxes, workers’ compensation insurance, retirement and insurance benefits, training and other such expenses; provided, however, that PCEC may, at its option, compensate employees providing Services hereunder under any PCEC long-term incentive plan or any equity-based incentive plan or agreement for the provision of Services hereunder; and provided further, however, that if BreitBurn Management fails to pay any employee providing Services hereunder, with the exception of employee claims for amounts owed that BreitBurn Management disputes in good faith, within 30 days of the date such employee’s payment is due:

(a)          PCEC may (i) pay such employee directly, (ii) employ such employee directly, (iii) notify BreitBurn Management and begin to pay such employee directly, or (iv) if such failure to pay affects all or substantially all such employees, notify BreitBurn Management that this Agreement is terminated and employ all such employees directly; and

(b)          BreitBurn Management shall reimburse PCEC, as the case may be, the amount PCEC paid to BreitBurn Management for Services provided by any BreitBurn Management employee that BreitBurn Management did not pay to any such employee.

Article V

FORCE MAJEURE

Section 5.1           Force Majeure.

A Party’s obligation under this Agreement shall be excused when and to the extent its performance of that obligation is prevented due to Force Majeure; provided, however, that a Party shall not be excused by Force Majeure from any obligation to pay money. The Party that is prevented from performing its obligation by reason of Force Majeure shall promptly notify the other Parties of that fact and shall exercise due diligence to end its inability to perform as promptly as practicable. Notwithstanding the foregoing, a Party is not required to settle any strike, lockout or other labor dispute in which it may be involved; provided, however, that, in the event of a strike, lockout or other labor dispute affecting BreitBurn Management, BreitBurn Management shall use reasonable efforts to continue to perform all obligations hereunder by utilizing its management personnel and that of its Affiliates.

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Article VI

ASSIGNMENTS AND SUBCONTRACTS

Section 6.1           Assignments.

(a)          Other than as permitted by Section 11.5, without the prior consent of BreitBurn Management, none of PCEC or the other members of the PCEC Group may sell, assign, transfer or convey any of its rights, or delegate any of its obligations, under this Agreement to any Person.

(b)          Without the prior consent of PCEC, BreitBurn Management may not sell, assign, transfer or convey any of its rights, or delegate any of its obligations, under this Agreement to any Person, other than the delegation of performance of Services to an Affiliate of BreitBurn Management or a qualified third party as permitted by Section 2.3 and the sale, assignment, transfer or conveyance of its rights hereunder to any such Affiliate.

Section 6.2           Other Requirements.

Subject to the other provisions hereof:

(a)          BreitBurn Management shall exercise commercially reasonable efforts to obtain the most favorable terms or warranties available from vendors, suppliers and other third parties, and where appropriate, BreitBurn Management shall assign such warranties to PCEC.

(b)          In rendering the Services, BreitBurn Management shall not discriminate against any employee or applicant for employment because of race, creed, color, religion, sex, national origin, age or handicap, and shall comply with all applicable provisions of Executive Order 11246 of September 24, 1965, and any successor order thereto. Subject to the above, BreitBurn Management shall, to the extent practicable, engage employees who reside in or whose businesses are located in the local area or state where the Services are performed.

(c)          BreitBurn Management agrees to exercise commercially reasonable efforts to avoid, during the term of this Agreement, employing unauthorized aliens as defined in the Immigration Reform and Control Act of 1986, or any successor Law.

Article VII

TERM AND TERMINATION

Section 7.1           Term.

The initial term of this Agreement shall be from the Effective Date through August 31, 2014; provided, however, that in the absence of written notice delivered to the other party by either party to this Agreement of the intention not to continue under the terms of this Agreement, given no later than the day that is 180 days before August 31, 2014, and each successive anniversary thereof, and provided that a mutually agreeable Fixed Fee has been determined in accordance with Section 4.1(b) for the applicable extended term, the term of this Agreement shall be extended for one additional calendar year until either or both parties have given notice of their intention to terminate. It is the intention of this “evergreen” extension clause that each party have at least 180 days notice of the other party’s intention not to continue under this Agreement.

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Section 7.2           Termination by PCEC.

(a)          Upon the occurrence of any of the following events, PCEC may terminate this Agreement by giving written notice of such termination to BreitBurn Management:

(i)          a PCEC Change in Control;

(ii)         a BBEP Change in Control;

(iii)        a BreitBurn Management Change in Control; or

(iv)         BreitBurn Management’s failure to pay employees providing Services hereunder within thirty (30) days of the date such employees’ payment is due, subject to the limitations described in Section 4.5.

Any termination under this Section 7.2(a) shall become effective, at the election of PCEC as set forth in its notice, either: (1) at the end of the calendar month following the calendar month during which the notice first described in this Section 7.2(a) is delivered; or (2) if PCEC is not in default under this Agreement and Transition Services are requested in writing by PCEC pursuant to this Section 7.2(a) and Article XI , at the end of the monthly period set forth in the notice requesting such Transition Services, which period may extend only until the end of the sixth calendar month following the calendar month during which the notice first described in this Section 7.2(a) is delivered.

(b)          In addition to its rights under Sections 7.1 and 7.2(a) , upon 180 days prior written notice, PCEC may elect to terminate this Agreement effective as of the end of the 180 day period following the delivery of notice by PCEC under this paragraph 7.2(b)

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(c)          In the event that BBEP or BreitBurn Management becomes Bankrupt or dissolves or commences liquidation or winding-up, this Agreement shall automatically terminate without notice to BreitBurn Management.

(d)          If this Agreement is terminated by PCEC prior to August 31, 2014, pursuant to (i) Section 7.2(a)(i), (ii) Section 7.2(a)(ii) or Section 7.2(a)(iii) due to the fact that both Halbert Washburn and Randall Breitenbach are no longer employed as CEO and President of BBEP or BreitBurn Management, respectively, or (iii) Section 7.2(b) hereof, PCEC shall be obligated to promptly reimburse BreitBurn Management for its reasonable expenses incurred in reducing its staffing, including, but not limited to reasonable severance payments, up to a maximum of the lesser of two times the Fixed Fee in effect at the date of such termination and $2,000,000.

Section 7.3           Termination by BreitBurn Management.

(a)          Upon the occurrence of a PCEC Change in Control, BreitBurn Management may terminate this Agreement by giving written notice of such termination to PCEC:

(b)          Any termination under this Section 7.3(a) shall become effective at the later to occur of: (1) the end of the calendar month following the calendar month during which the notice first described in this Section 7.3(a) is delivered; or (2) if Transition Services are requested in writing by PCEC pursuant to Article XI , at the end of the monthly period set forth in the notice requesting such Transition Services, which period may extend only until the end of the sixth calendar month following the calendar month during which the notice first described in this Section 7.3(a) is delivered. If this Agreement is terminated by BreitBurn Management prior to August 31, 2014, pursuant to Section 7.3(a) hereof, PCEC shall be obligated to promptly reimburse BreitBurn Management for its reasonable expenses incurred in reducing its staffing, including, but not limited to reasonable severance payments, up to a maximum of the lesser of two times the Fixed Fee in effect at the date of such termination and $2,000,000.

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(c)          In the event that PCEC becomes Bankrupt or dissolves or commences liquidation or winding-up, this Agreement shall automatically terminate without notice to PCEC.

Section 7.4           Effect of Termination.

If this Agreement is terminated in accordance with Section 7.2 or 7.3 , at the effective date of termination, all rights and obligations under this Agreement shall cease except for (a) the rights and obligations under this Section 7.4 and Articles VIII, IX, X and XI; (b) obligations that expressly survive termination of this Agreement; (c) liabilities and obligations that have accrued prior to such termination, including the obligation to pay any amounts that have become due and payable prior to such termination, and (d) the obligation to pay any portion of the Payment Amount that has accrued prior to such termination, even if such portion has not become due and payable at that time.

Section 7.5           Preferential Right re BreitBurn Management.

In the event that BBEP elects to no longer utilize the services of any administrative office of BreitBurn Management in the management and operation of BBEP or if, in conjunction with a BBEP Change in Control, the purchaser of BBEP, or substantially all of its assets, intends not to utilize substantially all of the services of BreitBurn Management above the Asset Manager (or equivalent) level at any administrative office, then PCEC shall have a preferential right to acquire, for the sum of Ten Dollars, all of the assets of BreitBurn Management with respect to such office(s), including but not limited to, furniture and office furnishings, office equipment and computers, software and software licenses (to the extent transferable), supplies, telephone and communications equipment, and, at PCEC’s separate election, lease(s) on office and parking space.

Section 7.6           Exclusivity.

During the term of this Agreement, BreitBurn Management agrees that it will not provide any services comparable to those Services provided to PCEC hereunder to any Person in the oil and gas industry other than to any member of the BBEP Group or to any other member of the PCEC Group without the prior written consent of PCEC; provided, however, that in connection with a sale or transfer by any member of the BBEP Group or the PCEC Group of oil and gas properties or interests therein to any third party purchaser, BreitBurn Management may, without any such consent, agree to provide transitional services to such third party purchaser for a period of up to one year.

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Article VIII

CONFIDENTIAL INFORMATION

Section 8.1           Nondisclosure.

Each of BreitBurn Management and PCEC agrees that (i) it will not disclose to any third party or use any Confidential Information disclosed to it by the other except as expressly permitted in this Agreement, and (ii) it will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other Party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar type and importance.

Section 8.2           Permitted Disclosure.

Notwithstanding the foregoing, each Party may disclose Confidential Information (i) to the extent required by a court of competent jurisdiction or other governmental authority or otherwise as required by Law, including without limitation disclosure obligations imposed under the federal securities Laws, provided that such Party has given the other Party prior notice of such requirement when legally permissible to permit the other Party to take such legal action to prevent the disclosure as it deems reasonable, appropriate or necessary, or (ii) to its consultants, legal counsel, Affiliates, accountants, banks and other financing sources and their advisors; provided, however, that such Persons shall be bound by the confidentiality obligations imposed pursuant to this Agreement with respect to such Confidential Information.

Article IX

INDEMNIFICATION; waiver of remedies

Section 9.1           Indemnification.

(a)          BreitBurn Management shall indemnify, defend and hold harmless each of the PCEC Group Parties from and against all Damages of any kind or nature, of third parties unrelated to any PCEC Group Party, to the extent that it is found by a final and binding order of a court of competent jurisdiction that such Damages were caused by the gross negligence or willful misconduct of BreitBurn Management in its performance of the Services hereunder.

(b)          From and after the Effective Date and except for those matters for which BreitBurn Management has indemnity obligations pursuant to Section 9.1(a) , PCEC shall indemnify, defend and hold harmless each BBEP Group Party from and against all Damages of any kind or nature whatsoever, arising from or related to (i) PCEC’s breach of its obligations under this Agreement, (ii) PCEC’s misrepresentation herein or in any notice or confirmation provided to BreitBurn Management hereunder, (iii) the Business, (iv) any action, suit, claim or proceeding brought by, against, on behalf of, or with respect to ROYT or any unitholder thereof, or (v) any act or omission of BreitBurn Management in the performance of the Services, including the negligence (whether sole, active, passive or concurrent) or other legal fault of any BBEP Group Party.

(c)          To the fullest extent permitted by Law, expenses (including court costs and reasonable legal fees) incurred by a BBEP Group Party in defending any claim, demand, action, suit or proceeding against such BBEP Group Party for which such BBEP Group Party may be entitled to indemnification pursuant to Section 9.1(b) shall, if such BBEP Group Party so requests, be advanced by PCEC prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by PCEC of an undertaking by or on behalf of such BBEP Group Party to repay such amount if it shall be finally determined that such BBEP Group Party is not entitled to be indemnified by PCEC pursuant to Section 9.1(b).

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Section 9.2           Waiver of Remedies.

NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO BBEP GROUP PARTY OR PCEC GROUP PARTY SHALL BE LIABLE TO ANY PCEC GROUP PARTY OR BBEP GROUP PARTY FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, OR LOST PROFITS, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANY BBEP GROUP PARTY OR PCEC GROUP PARTY.

Article X

DISPUTE RESOLUTION

If the Parties are unable to resolve any dispute regarding the validity or terms of this Agreement or its termination, service or performance issues, there is a material breach of this Agreement that has not been corrected within thirty (30) days of receipt of notice of such breach or any other dispute between the parties related to this Agreement, either party hereto may refer the matter to an arbitrator selected in accordance with the rules of JAMS in Los Angeles County, California as the exclusive remedy for any such dispute, and in lieu of any court action, which is hereby waived. The only exception shall be a claim by either Party for injunctive relief pending arbitration.

Article XI

TRANSITION SERVICES

Section 11.1         General Transition Services.

In the event that this Agreement is terminated by the giving of notice pursuant to Section 7.1 or in the event that PCEC makes an election pursuant to Section 7.2(a) or 7.3(a) , then for so long as PCEC is not in default under this Agreement, PCEC shall have the right to receive from BreitBurn Management commercially reasonable transitional services (the “Transition Services”) in addition to Services under this Agreement. Such Transition Services shall provide for the orderly, efficient and timely transition to PCEC of the responsibility for the administrative services previously provided by BreitBurn Management hereunder. Such Transition Services shall be provided for the applicable Payment Amount otherwise attributable to the period in question without any increase in the Fixed Fee. The Transition Services shall, if requested by PCEC in accordance with Article VII and for so long as PCEC is not in default under this Agreement, be provided for up to a six (6) month period (the “Transition Period”). Transition Services shall at the request of PCEC include, without limitation, the following:

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(a)          Subject to confidentiality provisions and other third party restrictions, BreitBurn Management shall use commercially reasonable efforts to segregate all books, records and data that relate to Business or the assets of the PCEC Group and provide the PCEC Group with a listing of all such books, records and data. BreitBurn Management shall take all such steps, including using reasonable commercial efforts to obtain any applicable approvals, consents, or waivers, as are necessary or appropriate to transfer such books, records and data to the PCEC Group.

(b)          BreitBurn Management shall take all necessary or appropriate steps to transfer and to transition to the PCEC Group the information, knowledge and systems data relating to the Services currently provided by PCEC under this Agreement, including without limitation, banking arrangements, taxation matters, lease, land, conveyancing and real estate administration matters, treasury matters, insurance coverage matters, information systems matters, human resource matters, marketing matters, operations, development, exploration and geological and geophysical matters, and accounting and audit matters.

(c)          BreitBurn Management shall use commercially reasonable efforts to obtain any applicable approvals, consents or waivers, to transfer all contracts applicable to the Business and the assets of the PCEC Group.

(d)          Subject to confidentiality provisions and other third party restrictions, BreitBurn Management shall use commercially reasonable efforts to obtain any applicable consents, approvals or waivers, in order to transfer all data for all systems relating to the Business and the assets of the PCEC Group. The PCEC Group shall be entitled to use BreitBurn Management systems, software and hardware until such time as such data is transferred to the PCEC Group and the PCEC Group systems are fully functional. To the extent software systems can be duplicated at no cost to BreitBurn Management a copy shall be provided to PCEC, and to the extent software systems relate solely to the assets of the PCEC Group, they shall be transferred to PCEC.

(e)          Subject to confidentiality provisions and other third party restrictions, BreitBurn Management shall use commercially reasonable efforts to obtain any applicable consents, appraisals or waivers, to transfer all technical data and knowledge, studies, reports, working papers, logs and interpretations related to the Business or the assets of the PCEC Group to the PCEC Group.

Section 11.2         Access.

The PCEC Group shall be entitled to have, upon reasonable advance notice to BreitBurn Management, reasonable access to BreitBurn Management and its staff during any period during which Transition Services are being provided. The PCEC Group shall also during the Transition Period have, upon reasonable advance notice, reasonable access to all books, records, data, systems relating primarily to the Business and the assets of the PCEC Group. The PCEC Group shall be permitted to have employees or representatives in each of the areas of the services being provided attend at the offices of BreitBurn Management during normal business hours during the Transition Period and BreitBurn Management shall provide such persons with reasonable working areas comparable with BreitBurn Management employees.

Section 11.3         Employment Offers.

The PCEC Group shall be entitled before or during the Transition Period to offer employment or service contracts to those employees of BreitBurn Management who are field workers or officed exclusively at PCEC field offices. BreitBurn Management agrees to use commercially reasonable efforts to assist the PCEC Group in obtaining the transfer of the employment of such personnel to the PCEC Group. BreitBurn Management and the PCEC Group agree to meet and discuss whether it would be appropriate for other employees of BreitBurn Management who spend a material amount of time on PCEC Group matters to transfer their employment to the PCEC Group at the end of the Transition Period.

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Section 11.4         Employee Plans and Obligations.

Each of BreitBurn Management and PCEC will use commercially reasonable efforts, (including using commercially reasonable efforts to cause its Affiliates to take necessary or appropriate steps and commercially reasonable efforts to obtain applicable consents, approvals and waivers) to segregate any employee plans and the obligations thereunder such that the PCEC Group will only have liability under the employee plans relating to it.

Section 11.5         Sale of PCEC.

BreitBurn Management acknowledges that the PCEC Group may sell all or any portion of PCEC, or all or a portion of its assets and therefore the PCEC Group shall be entitled to assign the rights it has to obtain the Transition Services hereunder to any purchaser of the PCEC Group, any part thereof, or any of its assets.

Section 11.6         Dissolution Agreement.

PCEC shall perform its obligations as set forth in the Dissolution Agreement.

Article XII

GENERAL PROVISIONS

Section 12.1         Notices.

All notices or other communications required or permitted under, or otherwise in connection with, this Agreement must be in writing and must be given by depositing same in the mail, addressed to the Person to be notified, postpaid and registered or certified with return receipt requested or by transmitting by national overnight courier or by transmitting by national overnight courier or by delivering such notice in person or by facsimile to such Party. Notice given by mail, national overnight courier or personal delivery shall be effective upon actual receipt. Notice given by facsimile shall be effective upon confirmation of receipt when transmitted by facsimile if transmitted during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not transmitted during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address, in each case as follows:

if to PCEC:

BreitBurn Energy Company L.P.
515 South Flower Street, Suite 4800
Los Angeles, CA 90071
Attention:	Randall H. Breitenbach
Fax:	(213) 225-5917

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With copies to:

Metalmark Capital Holdings LLC
1177 Avenue of the Americas, 40th Floor
New York, New York 10036
Attention:	Gregory Myers
Facsimile:	(212) 823-1949

and

Greenhill Capital Partners, LLC
300 Park Avenue
New York, New York 10022
Attention:	V. Frank Pottow
Facsimile:	(212) 389-1715

and

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attention:	John A. Bick
Facsimile:	(212) 450-3800

if to BreitBurn Management:

BreitBurn Management Company, LLC
515 South Flower Street, Suite 4800
Los Angeles, California 90071
Attention:	Halbert S. Washburn
Facsimile:	(213) 225-5917

and

Vinson & Elkins
666 Fifth Avenue
New York, New York 10103
Attention:	Alan P. Baden
Shelley A. Barber
Facsimile:	(917) 849-5337
(917) 849-5353

Section 12.2         Further Action.

The Parties shall use commercially reasonable efforts to execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 12.3         Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

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Section 12.4         Integration.

This Agreement and the Dissolution Agreement constitute the entire agreement among the Parties hereto pertaining to the subject matter hereof and supersede all prior agreements and understandings pertaining thereto.

Section 12.5         Creditors.

None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of PCEC.

Section 12.6         Waiver.

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 12.7         Counterparts.

This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the Parties hereto, notwithstanding that all such Parties are not signatories to the original or the same counterpart. Each Party shall become bound by this Agreement immediately upon affixing its signature hereto.

Section 12.8         Applicable Law.

This Agreement shall be construed in accordance with and governed by the Laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 12.9         Invalidity of Provisions.

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 12.10         Amendment or Restatement.

This Agreement may be amended or restated only by a written instrument executed by each of the Parties; provided, however, that BreitBurn Management may not, without the prior approval of the Conflicts Committee of BreitBurn GP, LLC, agree to any amendment or modification of this Agreement that the Conflicts Committee determines will adversely affect the holders of common units representing limited partner interests in BBEP.

Section 12.11         Directly or Indirectly.

Where any provision of this Agreement refers to action to be taken by any Party, or which such Party is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Party, including actions taken by or on behalf of any Affiliate of such Party.

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Section 12.12         Non-Solicitation.

Without prejudice to the rights of PCEC pursuant to Section 11.3, during the period beginning on the Effective Date and ending on the date on which either Party delivers a written notice of termination pursuant to Section 7.1, Section 7.2 or Section 7.3 hereof, PCEC shall not (and shall cause each member of the PCEC Group not to), directly or indirectly, employ or solicit for employment any employee of BreitBurn Management; provided that the preceding prohibition of employment and solicitation (i) shall not apply to any general solicitation (or any employment as a result of any general solicitation) that consists of advertising in a newspaper, periodical or internet website of general circulation and (ii) shall in no event apply in any respect to the solicitation for employment (or any employment as a result of such solicitation) of Randall Breitenbach.

Section 12.13         Prior Services.

Nothing in this Agreement is intended to change, affect or supersede the provisions of the prior Administrative Services Agreement amended hereby as it relates to periods prior to the Effective Date and the parties each remain responsible for all obligations, costs, liabilities and benefits provided for under that prior agreement through the Effective Date of this Third Amended and Restated Agreement (and for such extended periods as may have been provided for thereunder, as applicable).

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IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Effective Date.

PACIFIC COAST ENERGY COMPANY LP

By: PCEC (GP), its General Partner

By:	/s/ Randall H. Breitenbach
Name: Randall H. Breitenbach
Title: Chief Executive Officer

Breitburn MANAGEMENT COMPANY, LLC

By:	BreitBurn Energy Partners L.P., its sole member

By:	BreitBurn GP, LLC

By:	/s/ Halbert S. Washburn
Name: Halbert S. Washburn
Title: Chief Executive Officer

Third Amended and Restated Administrative Services Agreement

Signature Page

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Schedule I

SERVICES PROVIDED BY BREITBURN MANAGEMENT TO PCEC

1.          Accounting

2.          Information Technology

3.          Real Property

4.          Legal

5.          Operations/Reservoir Engineering/Geology/Geophysics

6.          Administrative Services

7.          Financial Services

8.          Insurance Service

9.          Risk Management

10.         Corporate Development

11.         Commercial and Marketing

12.         Treasury

13.         Tax

14.         Audit

15.         SOX

16.         Investor Relations

17.         EH & S

18.         HR

19.         Regulatory Compliance

20.         Land Administration

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Approval Levels

Other than pursuant to commitments set forth in PCEC’s annual budget of capital expenditures, operating expenses and general and administrative expenses as supplemented by forecast updates thereto, BreitBurn Management shall not cause PCEC to directly or indirectly do any of the following without the prior approval of a designated representative of Pacific Coast Energy Holdings LLC: (i) sell, pledge, dispose of or encumber any assets, except in the ordinary course of business, for a consideration in excess of $500,000 in aggregate or incur any capital expenditure for the period following the date hereof in excess of $250,000 individually or $1,000,000 in aggregate, or except for the sale of petroleum substances in the ordinary course of business and consistent with PCEC’s current marketing practices; (ii) acquire by merger, amalgamation, consolidation or acquisition of shares or assets, any corporation, partnership or other business organization or division thereof, or, except for investments in securities for hedging purposes made in the ordinary course of business, make any investment either by purchase of shares or securities, contributions of capital, property transfer, or, except in the ordinary course of business, purchase of any property or assets of any other individual or entity; (iii) enter into any material joint venture, farm-out or other partnering arrangement; (iv) except for draws in the ordinary course of business under any existing and approved credit facility, incur any indebtedness for borrowed money or any other material liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, or make any loans or advances; (v) pay, discharge or satisfy any material claims, liabilities or obligations other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practice, of liabilities reflected or reserved against in its financial statements or incurred in the ordinary course of business consistent with past practice; (vi) authorize, recommend or propose any release or relinquishment of any material contract right; (vii) waive, release, grant or transfer any rights of material value or modify or a change in any material respect any existing license, lease, contract, production sharing agreement, government land concession, development plan or other document; (viii) enter into or terminate any interest rate swaps, currency swaps, hedges or any other rate fixing agreement for a financial transaction or enter into any hedge, put or call arrangement of any sort or any forward sale agreement for commodities; (ix) authorize any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing, except as permitted above.

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Schedule II

PCEC COST BILLING AND SHARING

Direct Costs – all costs and expenses of every type, including but not limited to, labor, materials, and equipment, incurred directly in the operation of any property owned by PCEC will be directly charged to PCEC. In the case of properties jointly owned by PCEC and BBEP, then Direct Costs are costs attributable to the proportionate ownership interest owned by PCEC. These costs include, but are not necessarily limited to:

•	All lease operating expenses, fuel costs, utilities, chemicals, equipment costs, and the costs of all outside vendors and contractors for supplies, equipment and work performed in, or directly for the benefit of, the field.

•	All salaries, benefits, recruiting costs and short term incentive payments attributable to individuals working directly on PCEC Business or properties.

•	All costs associated with drilling, reworking, completing, maintaining and operating all producing and injection wells.

•	All abandonment and remediation/environmental costs incurred with respect to the field.

•	Liability and property insurance costs are allocated to each property based upon the risk allocation provided by the broker and underwriters.

•	All direct costs associated with North Hills LLC or other real estate owned by PCEC.

•	All costs associated with the insurance provided by PCEC pursuant to Section 8(f) of the Dissolution Agreement.

•	The same standards apply to direct billing of charges to BBEP.

LTIP Costs – all costs associated with PCEC sponsored long term incentive plans or other employee incentive plans, including equity-based plans or agreements will be directly charged to PCEC.

•	Provided below are two lists showing all LTIP or equity plans currently sponsored in whole or in part by PCEC:

•	It is the understanding of the parties that at the closing of the pending acquisition of ownership interests in PCEC from Provident, the following plans and/or awards will be fully paid out pursuant to the change in control provisions applicable to such plans:

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		ALLOCATED
		LIABILITY
EQUITY PLAN	LIABLE PARTY	PERCENTAGE

BreitBurn Energy Company L.P. 2007 Long-Term Incentive Plan – Performance and Restricted Awards	PCEC	100%

BreitBurn Energy Company L.P. Unit Appreciation Plan for Officers and Key Individuals—all Unit Appreciation Rights tied to the net asset value of PCEC (per Article II of the applicable Amended and Restated Award Agreements under such plan)	PCEC	100%

BreitBurn Energy Company L.P. Unit Appreciation Plan for Officers and Key Individuals—all Unit Appreciation Rights with an exercise price based on the original price per unit in the Partnerships initial public offering (per Article IV of the applicable Amended and Restated Award Agreements under such plan)	PCEC	100%

PCEC Director Grants – Grant Billing & Randy Findlay	PCEC	100%

BreitBurn Energy Company L.P. Unit Appreciation Plan – Profits Interest Agreements dated October 1, 2007 with Mssrs. Jackson, Andress, Brown, Jackson Washburn and Gregory Moroney; All of these interests will be converted to Class A shares in PCEC except Moroney to be paid in cash	PCEC	100%

•	After the closing of the pending acquisition of ownership interests in PCEC from Provident, the only remaining historical LTIP or equity plans sponsored by PCEC are shown below. PCEC will be charged its proportionate share of the costs of these plans as they are paid out. The parties agree that no further awards shall be made to any plan participants under these plans.

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EQUITY PLAN	LIABLE PARTY	ALLOCATED LIABILITY PERCENTAGE

BreitBurn Energy Company L.P. Long Term	BBEP	36%
Incentive Plan (as amended on June 28, 2006)—all awards granted in 2006	PCEC	64%

BreitBurn Energy Company L.P. Long Term	PCEC	100%
Incentive Plan (as amended on June 28, 2006)—all awards granted in 2007

BreitBurn Energy Company L.P. Unit	BBEP	48.9%
Appreciation Plan for Employees and Consultants	PCEC	51.1%

•	Any new LTIP plan established by PCEC will be administered by BreitBurn Management and will be charged directly to PCEC.

•	PCEC will not be responsible for the costs of LTIP Plans sponsored by BBEP, including the costs of RPU’s and CPU’s denominated to be paid in BBEP units.

Third-Party Costs - costs incurred by BreitBurn Management on behalf of PCEC with entities or persons other than a PCEC Group Party or a BBEP Group Party relating solely to the Business or the assets of PCEC and which are separately billed and segregated from costs incurred with respect to the assets of BBEP, including but not limited to, the third-party costs shown below, will be billed directly to PCEC.

•	Outside accounting, auditing, tax and SOX compliance fees and costs.

•	Outside reserve and other engineering fees and costs.

•	Outside legal fees and costs.

•	Outside risk management costs.

•	Consultant and independent contractor fees and costs.

•	All fees and costs associated with a PCEC acquisition or divestiture.

•	Costs incurred by North Hills LLC or in conjunction with other PCEC owned real estate.

•	The same standards apply to direct billing of third-party costs to BBEP.

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Fixed Fee - a monthly fee of Seven Hundred Thousand Dollars ($700,000) for the performance of the Services through August 31, 2014 as adjusted for the period after August 31, 2014 pursuant to Section 4.1(b)

and based on the parameters set forth below.

•	The Fixed Fee will reimburse BreitBurn Management an allocated portion of all general and administrative costs incurred by BreitBurn Management for salaries, overhead and other costs utilized in the operation of both BBEP and PCEC and their properties. These costs (“Fixed Fee Costs”) include all general and administrative costs incurred by BreitBurn Management at or above the Asset Manager level (or its equivalent) including but not limited to:

o	Salaries, recruitment costs, benefits and related human resources expenses related to employees and contract labor who perform support Services for both BBEP and PCEC generally in the areas of: management; accounting, tax and internal audit; legal; finance; information technology; environmental, health and safety; engineering; geotechnical; business development; risk management; land and real estate; human resources; treasury; and office support.

o	Office rent, supplies, equipment rentals and leases, expensed computer and information technology costs and telephone charges.

o	Computer and information technology equipment, office furnishings, and other capital costs, charged annually on the basis of a reasonable amortization schedule.

o	Legal and other professional costs.

o	Dues and publications, postage, charitable gifts and delivery costs.

o	Automobiles.

o	Travel and entertainment.

o	Insurance not directly charged to fields, including Director’s and Officer’s liability insurance. Insurance is charged to BBEP and PCEC based on the risk allocation provided by the broker and underwriters. For the avoidance of doubt, the “Fixed Fee Costs” do not include any costs associated with the insurance provided by PCEC pursuant to Section 8(f) of the Dissolution Agreement.

o	None of the above expenses shall be duplicative of Direct Costs, LTIP Costs or Third-Party Costs. The costs covered by the Fixed Fee shall exclude all such costs.

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